Danka Announces Completion of Sale of Its Facsimile Division

Friday, July 30, 1999

St. Petersburg, Florida (July 30, 1999) - Danka Business Systems PLC (NASDAQ: DANKY) announced today that it completed the sale of its facsimile business, Omnifax to Xerox Corporation for $45 million in cash. Included in the sale are the EBS and dex Business Systems divisions of Omnifax.

For the twelve months ended March 31, 1999, Omnifax and its divisions reported revenue of over $110 million and over $13 million in operating profit. Omnifax, headquartered in Austin, Texas, has offices throughout the United States and over 600 employees.

Danka Business Systems PLC headquartered in London, England and St. Petersburg, Florida is one of the world's largest independent suppliers of office imaging equipment and related services, parts and supplies. Danka provides office products and services in thirty countries around the world. For additional information about copier, printer and other office imaging products, please visit our web site at www.danka.com.